Exhibit 99.2

Unaudited Pro Forma Condensed Combined Financial Statement of Live Ventures Inc. as of September 30, 2019 and for the year ended September 30, 2019

(Stated in thousands of dollars, except per share amounts)

Introduction

On November 1, 2019, Marquis Industries, Inc. (“Marquis”), a subsidiary of Live Ventures Inc (“Live”) entered into a purchase agreement, as amended (as amended, the “LOTC Purchase Agreement”), to acquire the outstanding capital stock of Lonesome Oak Trading Co., Inc. (“Lonesome Oak”).  Pursuant to the LOTC Purchase Agreement, Marquis will acquire from the sole shareholder of Lonesome Oak (the “LOTC Shareholder”) all of the issued and outstanding shares of capital stock of Lonesome Oak for $2,000. In addition, following the closing of the transaction, Lonesome Oak will be leasing back from the LOTC Shareholder certain properties owned by affiliates of the LOTC Shareholder that will be used in Lonesome Oak’s operations. Marquis will hold back $1,450 of the purchase price (the “Holdback Amount”) to satisfy claims for indemnity arising out of breaches of certain representations, warranties, and covenants, and certain other enumerated items, if any. In connection with the closing of the transaction, the LOTC Shareholder will enter into an employment agreement with a five-year term and will serve as Lonesome Oak’s Executive Vice President pursuant to the terms thereof. The parties expect that the transaction will close within the Company’s second fiscal quarter, subject to customary closing conditions.  The LOTC Purchase Agreement contains customary representations, warranties, and covenants. Subject to certain exceptions, the LOTC Shareholder has agreed to indemnify Marquis for breaches of certain representations, warranties, and covenants, and certain other enumerated items, if any. Indemnification by the LOTC Shareholder for breaches of certain representations and warranties is generally limited to the Holdback Amount. The LOTC Purchase Agreement contains a three-year non-competition covenant and non-solicitation covenant that apply to the LOTC Shareholder. The transaction closed on January 31, 2020.

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The historical consolidated financial information in the unaudited pro forma condensed combined financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results of Gardner Denver and Ingersoll Rand Industrial.

The unaudited pro forma condensed combined financial information does not give effect to any cost savings, operating synergies or revenue synergies that may result from the merger or the costs to achieve any synergies.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company's financial position or results of operations would have been had the transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial information contains estimated    adjustments, based upon available information and certain assumptions that we believe are reasonable under the circumstances. The assumptions underlying the pro forma    adjustments  are described in greater detail in the accompanying notes to the unaudited    pro    forma combined financial information. In many cases, these assumptions were based on preliminary information and estimates.

As of September 30, 2019, pro forma total assets, liabilities and shareholders’ equity would have been $160, $125 and $35, respectively.  If the transaction had occurred on October 1, 2018, the pro forma income statement for the year ended September 30, 2019 would have reflected net loss of $5,915.  Pro forma basic and diluted loss per share would have increased $1.00 per common share to $3.11 per common share. Additionally, the pro forma income statement for the three months ended December 31, 2019 would have reflected net loss of $794.  Pro forma basic and diluted loss per share would have increased $0.74 per common share to $0.44 per common share.

LIVE VENTURES INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

SEPTEMBER 30, 2019

(dollars in thousands)

	Live historical	Lonesome Oak historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Assets
Cash	$1,502	$182	$(550)	a	$1,134
Trade receivables, net	9,109	5,306	(288)	b	14,127
Inventories, net	36,835	16,892	(3,066)	c	50,661
Income taxes receivable	161	—	—		161
Prepaid expenses and other current assets	1,964	771	—		2,735
Debtor in possession assets	2,688	—	—		2,688
Total current assets	52,259	23,151	(3,904)		71,506
Property and equipment, net	22,101	3,326	159	d	25,586
Right of use asset - operating leases	18,684	—	—		18,684
Deposits and other assets	50	116	—		166
Deferred taxes	4,743	—	—		4,743
Intangible assets, net	1,397	—	—		1,397
Goodwill	36,947	—	631	e	37,578
Total assets	$136,181	$26,593	$(3,114)		$159,660
Liabilities and Stockholders' Equity
Liabilities:
Accounts payable	$5,783	$12,372	$(288)	b	$17,867
Accrued liabilities	5,129	1,510	—		6,639
Bank overdraft and line of credit	—	8,600	(8,600)	f	—
Current portion of long-term debt	15,989	850	—		16,839
Lease obligation short term - operating leases	7,359	—	—		7,359
Debtor in possession liabilities	13,568	—	—		13,568
Total current liabilities	47,828	23,332	(8,888)		62,272
Long-term debt, net of current portion	35,270	—	8,962	f	44,232
Lease obligation long term - operating leases	12,520	—	—		12,520
Notes payable related parties, net of current portion	4,826	—	—		4,826
Other non-current obligations	1,112	—	73	g	1,185
Total liabilities	101,556	23,332	147		125,035
Commitments and contingencies
Stockholders' equity:
Common stock	2	5	(5)	h	2
Paid-in capital	64,219	7,545	(7,545)	h	64,219
Treasury stock common	(2,781)	—	—		(2,781)
Treasury stock Series E preferred	(7)	—	—		(7)
Accumulated deficit	(26,808)	(4,289)	4,289	h	(26,808)
Total stockholders' equity	34,625	3,261	(3,261)		34,625
Total liabilities and stockholders' equity	$136,181	$26,593	$(3,114)		$159,660

LIVE VENTURES INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED SEPTEMBER 30, 2019

(dollars in thousands, except per share amounts)

	Live historical	Lonesome Oak historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues	$193,288	$44,211	$(1,583)	i	$235,916
Cost of revenues	122,415	40,506	(1,583)	i	161,338
Gross profit	70,873	3,705	—		74,578

Operating expenses:
Sales, general and administrative expenses	67,617	5,086	—		72,703
Total operating expenses	67,617	5,086	—		72,703
Operating income	3,256	(1,381)	—		1,875
Other (expense) income:
Interest expense, net	(6,315)	(533)	—		(6,848)
Impairment charges	(3,222)	—	—		(3,222)
Other income	644	11	—		655
Total other (expense) income, net	(8,893)	(522)	—		(9,415)
Income before provision for income taxes	(5,637)	(1,903)	—		(7,540)
Benefit for income taxes	(1,625)	—	—		(1,625)
Net loss	$(4,012)	$(1,903)	$—		$(5,915)

Loss per share:
Basic and diluted	$(2.11)				$(3.11)

Weighted average common shares outstanding:
Basic and diluted	1,901,315				1,901,315

LIVE VENTURES INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

THREE MONTHS ENDED DECEMBER 31, 2019

(dollars in thousands, except per share amounts)

	Live historical	Lonesome Oak historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues	$42,001	$10,647	$(414)	i	$52,234
Cost of revenues	25,375	10,529	(414)	i	35,490
Gross profit	16,626	118	—		16,744

Operating expenses:
Sales, general and administrative expenses	13,139	1,339	—		14,478
Total operating expenses	13,139	1,339	—		14,478
Operating income (loss)	3,487	(1,221)	—		2,266
Other (expense) income:
Interest expense, net	(1,357)	(123)	—		(1,480)
Impairment charges	(1,207)	—	—		(1,207)
Other income	(181)	3	—		(178)
Total other (expense) income, net	(2,745)	(120)	—		(2,865)
Income (loss) before provision for income taxes	742	(1,341)	—		(599)
Provision for income taxes	195	—	—		195
Net income (loss)	$547	$(1,341)	$—		$(794)

Income (loss) per share:
Basic	$0.30				$(0.44)
Diluted	$0.15				$(0.44)

Weighted average common shares outstanding:
Basic	1,806,746				1,806,746
Diluted	3,540,953				1,806,746

LIVE VENTURES INCORPORATED

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(dollars in thousands)

Note 1. Basis of presentation

The unaudited pro forma condensed combined financial statements are based on Live’s and Lonesome Oak’s historical consolidated financial statements as adjusted to give effect to the acquisition of Lonesome Oak and the debt issuance necessary to finance the acquisition. The unaudited pro forma combined statements of operations for the year ended September 30, 2019 give effect to the Lonesome Oak acquisition as if it had occurred on October 1, 2018. The unaudited pro forma combined balance sheet as of September 30, 2019 gives effect to the Lonesome Oak acquisition as if it had occurred on September 30, 2019.

Note 2. Preliminary purchase price allocation

Effective January 31, 2020, Live acquired Lonesome Oak for total cash consideration of $2,000 plus the assumption of all Lonesome Oak liabilities. The Company financed the acquisition through the issuance of an additional loan. The unaudited pro forma condensed combined financial information includes various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed of Lonesome Oak based on management’s best estimates of fair value. The final purchase price allocation may vary based on final appraisals, valuations and analyses of the fair value of the acquired assets and assumed liabilities. Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes. The following table shows the preliminary allocation of the purchase price for Lonesome Oak to the acquired identifiable assets, liabilities assumed and pro forma goodwill:

Total purchase price	$2,000
Less fair value of holdback option	(1,377)
Net purchase	623
Cash	40
Accounts receivable, net	5,096
Inventories	13,826
Other assets	136
Property, plant and equipment, net	3,485
Total assets acquired	22,583
Accounts payable	(9,130)
Accrued liabilities	(942)
Debt	(12,519)
Total liabilities assumed	(22,591)
Total pro forma goodwill	$631

Note 3. Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

Adjustments to the pro forma condensed combined balance sheet:

(a) Reflects cash paid to the seller.

(b) Reflects the elimination of accounts receivable and accounts payable between Lonesome Oak and the Company.

(c) Reflects the preliminary fair value fair value reduction adjustment of $3,066 to the acquired inventory based on an independent third-party appraisal.

(d) Reflects the fair value adjustment fair value adjustment of $159 to the acquired property and equipment based on an independent third-party appraisal.

(e) Reflects the preliminary estimate of goodwill, which represents the excess of the purchase price over the fair value of Lonesome Oak’s identifiable assets acquired and liabilities assumed as shown in Note 2

(f) Reflects the Lonesome Oak line of credit payment of $8,600 and the loan issuance of $8,962 necessary to finance the acquisition.

(g) Reflects the fair value adjustment of $73 associated with the holdback provision based on an independent third-party valuation.

(h) Reflects the elimination of Lonesome Oak shareholder’s equity.

Adjustments to the pro forma condensed statements of operations:

(i) Reflects the elimination of revenues and cost of revenues associated with transactions between Lonesome Oak and the Company.